As filed with the Securities and Exchange Commission on December 23, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
Registration Statement
under
The Securities Act of 1933

SEARS, ROEBUCK AND CO.
(Exact name of registrant as specified in its charter)

New York (State of jurisdiction of incorporation of organization)	36-1750680 I.R.S. employer identification no.)

3333 Beverly Road
Hoffman Estates, Illinois 60179
(Address of principal executive offices, including zip code)

SEARS 401(k) SAVINGS PLAN

and

LANDS' END, INC. RETIREMENT PLAN

(Full title of the plans)

Anastasia D. Kelly
Senior Vice President and General Counsel
Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179
(Name and address of agent for service)

(847) 286-2500
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Shares, par value $0.75 per share	5,250,000	(2)	(2)	$11,491

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2) Estimated solely for purposes of determining the amount of the registration fee, in accordance with Rule 457(h)(i) and Rule 457(c) under the Securities Act of 1933, on the basis of the average of the high and low prices of the registrant's common shares on the New York Stock Exchange on December 19, 2002.

(3) An aggregate of $12,153 was previously paid in connection with 1,250,000 unissued common shares of the 5,000,000 common shares registered under registration statement no. 333-56272 filed on February 27, 2001 ($48,613 in total fees paid) by the registrant, which unsold securities are hereby deregistered. Accordingly, pursuant to Rule 457(p) of the General Rules and Regulations under the Securities Act of 1933, as amended, $11,491 is being offset against the total filing fee due for this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference

The following documents filed or furnished by the registrant with the Securities and Exchange Commission (the "Commission") are incorporated into this Registration Statement by reference, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference:

(1) Registrant's Annual Report on Form 10-K for the fiscal year ended December 29, 2001,

(2) Registrant's Quarterly Reports on Forms 10-Q for the quarters ended March 30, June 29 and September 28, 2002, Quarterly Report on Form 10-Q/A (Amendment Nos. 1 and 2) for the quarter ended March 30, 2002 and Quarterly Report on Form 10-Q/A for the quarter ended June 29, 2002;

(3) Registrant's Current Reports on Form 8-K dated January 10, January 17, April 10, April 18, May 17, July 18, August 12, September 9 October 4, October 7, and October 18, 2002;

(4) The description of registrant's common shares contained in Item 5 on page 10 of registrant's Annual Report on Form 10-K for the year ended December 29, 2001;

(5) Annual Report on Form 11-K for the year ended December 31, 2001 of Sears 401(k) Profit Sharing Plan; and

(6) Annual Report on Form 11-K for the year ended December 31, 2001 of Lands' End, Inc. Retirement Plan.

(7) All documents filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered hereunder have been sold or deregistering all securities then remaining unsold.

Item 4.	Description of Securities. Not applicable.
Item 5.	Interests of Named Experts and Counsel. Not applicable.

Item 6.

Indemnification of Directors and Officers.

Judgments or decrees rendered against Sears 401(k) Savings Plan (formerly known as Sears 401(k) Profit Sharing Plan), the plan trustee, the investment committee or other fiduciaries that are not based upon a breach of fiduciary responsibility are to be satisfied from such plan assets and not from assets of the plan trustee, the members of the investment committee or other named fiduciaries.

Judgments or decrees rendered against the Lands' End, Inc. Retirement Plan, the plan trustee, the plan committee or other fiduciaries that are not based upon a breach of fiduciary responsibility are to be satisfied from such plan assets and not from assets of the trustee, the members of the plan committee or other named fiduciaries.

The registrant is a New York corporation. Sections 721 through 726 of the New York Business Corporation Law ("BCL") provide that, in certain circumstances, a corporation may indemnify its directors and officers against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of any actual or threatened action or proceeding against such directors or officers, or by or in the right of any other enterprise which such directors or officers served in any capacity at the request of the corporation, by reason of the fact that such person acted in any of the capacities set forth above, if such director or officer (i) acted, in good faith, for a purpose which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, (ii) in criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful; provided, however, that no indemnification may be provided where a final adjudication adverse to the director or officer establishes that his or her actions were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action adjudicated, or that he or she personally gained a financial profit or other advantage to which he or she was not legally entitled. A corporation is required to indemnify against reasonable expenses (including attorneys' fees) any director or officer who successfully defends any such action. The BCL also provides for indemnification of officers and directors in actions by or in the right of the corporation, subject to certain exceptions. Indemnification provided by these provisions of the BCL shall not be deemed exclusive of any other rights to which a director or officer may be entitled. The foregoing statements are subject to the detailed provisions of the BCL.

Article V of the by-laws of the registrant provides that the registrant shall indemnify, to the full extent permitted by law, any officer or director of the registrant made, or threatened to be made, a party to, or who is otherwise involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or his testator or intestate acted in any of the capacities set forth above or, while a director or officer of the registrant and at the request of the registrant, is or was serving another corporation in any capacity, against judgments, fines, amounts paid in settlement and all expenses, including attorneys' fees, actually incurred as a result of such action. Article V states that the indemnification benefits provided thereby are contract rights, enforceable as if set forth in a written contract.

The registrant has in effect insurance policies with total coverage of $150,000,000 (subject to a deductible) which insure directors and officers of the registrant and certain affiliates of the registrant against certain claims which are not indemnifiable by the registrant or those affiliates. These policies also insure the registrant, certain affiliates of the registrant and their respective directors and officers against certain liabilities arising from the management or administration of certain employee benefit plans sponsored by the registrant and certain affiliates of the registrant.

Item 7.	Exemption from Registration Claimed. Not applicable

Item 8.

Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index beginning on page E-1 of this Registration Statement, which Index is incorporated herein by reference.

The Registrant will submit or has submitted the plan documents as amended and restated and all amendments thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify each plan.

Item 9.

Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hoffman Estates, State of Illinois, on December 20, 2002.
SEARS, ROEBUCK AND CO.

By:	/s/Thomas E. Bergmann________ Thomas E. Bergmann Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:
Signature	Title	Date

Alan J. Lacy*	Chairman of the Board of Directors, President, and Chief Executive Officer (Principal Executive Officer)	December 20, 2002

Glenn R. Richter*	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 20, 2002

Thomas E. Bergmann*	Vice President and Controller (Principal Accounting Officer)	December 20, 2002

Hall Adams, Jr.*	Director	December 20, 2002

Brenda C. Barnes*	Director	December 20, 2002

James R. Cantalupo*	Director	December 20, 2002

Donald J. Carty*	Director	December 20, 2002

W. James Farrell*	Director	December 20, 2002

Michael A. Miles*	Director	December 20, 2002

Hugh B. Price*	Director	December 20, 2002

Dorothy A. Terrell*	Director	December 20, 2002

Raul Yzaguirre*	Director	December 20, 2002

*By:	/s/Thomas E. Bergmann______ Thomas E. Bergmann Individually and as Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, the administrator of Sears 401(k) Savings Plan has duly caused this Registration Statement to be signed on the Plan's behalf by the undersigned, thereunto duly authorized, in the Village of Hoffman Estates, State of Illinois, on the 20th day of December, 2002.

SEARS 401(K) SAVINGS PLAN

By: SEARS, ROEBUCK AND CO. Plan Administrator

By:	/s/Greg A. Lee Greg A. Lee, Senior Vice President, Human Resources

Pursuant to the requirements of the Securities Act of 1933, the administrator of Lands' End, Inc. Retirement Plan has duly caused this Registration Statement to be signed on the Plan's behalf by the undersigned, thereunto duly authorized, in the City of Dodgeville, State of Wisconsin, on the 20th day of December, 2002.

LANDS' END, INC. RETIREMENT PLAN

By:	LANDS' END, INC. RETIREMENT PLAN COMMITTEE Plan Administrator

By:	/s/Donald R. Hughes Donald R. Hughes Committee Member

EXHIBIT INDEX

Exhibit Number

4.1

Sears 401(k) Savings Plan as Amended and Restated as of January 1, 2000 [incorporated by reference to Exhibit 99.(i) to the Registrant's Annual Report on Form 10-K for the year ended January 1, 2000, File No. 1-416]

4.2	Amendment to the Sears 401(k) Savings Plan (as amended and restated effective as of January 1, 2001) effective as of March 26, 2001*

4.3	First Amendment to the Sears 401(k) Savings Plan (as amended and restated effective as of January 1, 2001) effective as of May 10, 2001*

4.4	Second Amendment to the Sears 401(k) Savings Plan (as amended and restated effective as of January 1, 2001) effective as of August 1, 2001*

4.5	Fourth Amendment to the Sears 401(k) Savings Plan (as amended and restated effective as of January 1, 2001) effective as of November 27, 2001*

4.6	Fifth Amendment to the Sears 401(k) Savings Plan (as amended and restated effective January 1, 2000) effective July 29, 2002*

4.7

Sears 401(k) Profit Sharing Trust Agreement as amended and restated effective as of January 1, 1998 [incorporated by reference to Exhibit 99.(iii) to the Annual Report on Form 10-K of registrant for the year ended January 3, 1998, File No. 1-416]

4.8

Amendment to the Sears 401(k) Profit Sharing Trust Agreement (as amended and restated effective as of January 1, 1998) dated June 26, 1998 [incorporated by reference to Exhibit 99.(ii) to registrant's Annual Report on Form 10-K for the year ended January 2, 1999, File No. 1-416]

4.9

Amendment to the Sears 401(k) Profit Sharing Trust Agreement (as amended and restated effective as of January 1, 1998) dated December 1, 1998 [incorporated by reference to Exhibit 99.(iii) to registrant's Annual Report on Form 10-K for the year ended January 2, 1999, File No. 1-416]

4.10

Amendment to the Sears 401(k) Profit Sharing Trust Agreement (as amended and restated effective as of January 1, 1998) dated March 31, 1999 [incorporated by reference to Exhibit 4.6 to the registrant's Registration Statement on Form S-8, File No. 333-92501]

4.11	Amendment to the Sears 401(k) Profit Sharing Trust Agreement (as amended and restated effective as of January 1, 1998) effective May 10, 2001*

4.12	Lands' End, Inc. Retirement Plan as amended and restated as of January 1, 1997*

4.13	First Amendment to the Lands' End, Inc. Retirement Plan (as amended and restated effective as of January 1, 1998) effective September 1, 2002*

4.14	Second Amendment to the Lands' End, Inc. Retirement Plan (as amended and restated effective as of January 1, 1998) effective January 1, 2002*

4.15	Third Amendment to the Lands' End, Inc. Retirement Plan (as amended and restated effective as of January 1, 1998) effective January 1, 1997*

4.16	Fourth Amendment to the Lands' End, Inc. Retirement Plan (as amended and restated effective as of January 1, 1998) effective January 1, 2003*

4.17	Lands' End, Inc. Retirement Trust Agreement*

15	Acknowledgment of Deloitte & Touche LLP regarding unaudited interim information*

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of McGladrey & Pullen, LLP*

23.3	Notice Regarding Consent of Arthur Andersen LLP*

24	Power of Attorney of certain officers and directors of registrant*

*Filed herewith